Exhibit 3.31

State of Delaware Secretary of State Division of Corporations Delivered 08:03 PM 02/09/2012 FILED 07:20 PM 02/09/2012 SRV 120149243 - 5107827 FILE

CERTIFICATE OF FORMATION

OF

WE’RE RELATED, LLC

This Certificate of Formation of We’re Related. LLC is duly executed and filed by the undersigned, an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq., the “Act”).

1. The name of the limited liability company is We’re Related, LLC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, this Certificate of Formation has been duly executed as of the 9th day of February, 2012, and is being filed in accordance with Section 18-206 of the Act.

/s/ Barbara B. Erwin
Barbara B. Erwin, Authorized Person